NEWS BULLETIN                            RE:           NN, INC.
                                                       2000 Waters Edge Drive
FROM:                                                  Building C, Suite 12
                                                       Johnson City, TN  37604
                                                       Nasdaq:  NNBR
[THE FINANCIAL RELATIONS BOARD
     BSMG WORLDWIDE LOGO]
--------------------------------------------------------------------------------

FOR FURTHER INFORMATION:
AT THE COMPANY:                                AT THE FINANCIAL RELATIONS BOARD:

Will Kelly                                     Kerry Thalheim    John McNamara
Treasurer & Manager of Investor Relations      (General info)    (Analyst info)
(423) 743-9151                                 212-661-8030      212-661-8030


FOR IMMEDIATE RELEASE
February 16, 2001

                     NN, INC. ACQUIRES DELTA RUBBER COMPANY;
                 BEARING SEAL BUSINESS EXPANDS BEARING PLATFORM

Acquisition Highlights:

o    Consistent with NN's long-term strategic growth plan
o    Broadens precision bearing component product offering
o    Enhances ability to serve global customers
o    Positive financial contribution

Johnson City, Tennessee, February 16, 2001 -- NN, Inc. (Nasdaq: NNBR) an independent manufacturer and supplier of high-quality, precision bearing components to domestic and international anti-friction bearing manufacturers, today announced the acquisition of Delta Rubber Company, a privately held company, headquartered in Danielson, Connecticut for $22.5 million in cash. Founded in 1957, the Company is a premier designer and manufacturer of rubber bearing seals.

Delta Rubber Company supplies high-quality, sophisticated bearing seals to customers serving the automotive, agriculture, manufacturing and oil industries. ISO 9001 and QS-9000 certified, the Company focuses on value-added products that take advantage of its proprietary design and compounding capability, lean manufacturing and flexible production capabilities. The Company has one manufacturing facility located in northeastern Connecticut. Total revenues amounted to $19.5 million in 2000.

Roderick R. Baty, President and Chief Executive Officer of NN, Inc., said, "At the outset of executing our strategic growth plan, we identified two initial companies that would increase our ability to expand the precision component portion of our strategy. Those two companies were Industrial Molding Corporation and Delta Rubber Company. With the acquisition of IMC and Delta Rubber we have expanded our product offering beyond balls and rollers to include plastic retainers and bearing seals. As a result, we believe NN is ideally positioned to provide exceptional value to our worldwide customers.

"It is important to note that Delta meets all of our specific acquisition criteria. With more than 40 years of experience in the bearing seal industry, the Company has developed proprietary core competencies in key areas such as bearing seal design and manufacturing expertise. Delta is positioned as a quality and service leader in the bearing seal market, is solidly profitable, well managed, and has a similar culture which embraces lean values very similar to NN's," added Mr. Baty.

David Harrington, President of Delta Rubber Company, said, "I am extremely pleased that we will be joining forces with a company that shares our customer and employee values. By combining resources with NN, we believe that we significantly enhance our ability to advance Delta's strategic focus on the bearing industry which will enable the Company to gain market share and position the Company for enhanced growth and profitability. We feel this combination takes our progress in establishing Delta as one of North America's preeminent suppliers of high-quality precision-molded bearing seals to the next level."

Mr. Baty continued, "Delta has a number of key business strengths that positions it for increased growth and profitability. Its extensive seal design and testing capabilities enable it to gain important early involvement in customers' product development processes. Additionally, we are gaining the advantages of Delta's proprietary materials, process expertise, highly dedicated employees, and a strong reputation with customers we know well. This positions NN to expand our leading presence in the industries we jointly serve. In summary, we are excited about the fact that this acquisition will be immediately accretive while also strengthening the strategic positioning of our precision bearing component business."

NN Inc. will finance the acquisition with borrowings under its revolving credit facility, which will be expanded temporarily while arrangements for longer-term financing are established. The acquisition will be accounted for using the purchase method of accounting.

NN, Inc. is an independent manufacturer and supplier of high quality, precision bearing components to both domestic and international anti-friction bearing manufacturers.

           For More Information on NN Inc., at no cost via facsimile, please call 1-800-PRO-INFO, and enter Code #094 , or Stock Ticker Symbol - NNBR

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